Term sheet No. 1443BG
To underlying supplement No. 1 dated September 29, 2009,
product supplement BG dated March 18, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 6, 2012; Rule 433

Three-Year Autocallable Securities Linked to the iShares® MSCI Emerging Markets Index Fund due , 2015

The securities are linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”) and are designed for investors who seek potential early call prior to maturity. If the Closing Price of the Fund on any Call Date (including the Final Valuation Date) is greater than or equal to the Initial Price, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Price based on an annualized return of between 10.50% and 13.50%  (to be determined on the Trade Date). The securities do not pay coupons or dividends and investors should be willing to lose up to 100% of their investment if the securities are not automatically called and the Final Price is less than the Knock-In Price. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram *The actual return will be determined on the Trade Date.
Issuer	Deutsche Bank AG, London Branch
Trade Date	, 2012
Issue Date	, 2012 (three business days after the Trade Date)
Final Valuation Date†	, 2015
Maturity Dates†	, 2015 (three business days after the Final Valuation Date). The Maturity Date is expected to be approximately three years after the Issue Date.
Call Dates†	, 2013 (366 days after the Issue Date) , 2014 , 2015 (the Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Reference Asset	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Issue Price	100% of the Face Amount
Automatic Call
If the Closing Price of the Fund on any Call Date is greater than or equal to the Initial Price, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price will be set on the Trade Date and reflects an annualized return of between 10.50% and 13.50%.

Call Price	First Call Date: 110.50% - 113.50%* Second Call Date: 121.00% - 127.00%* Final Call Date: 131.50% - 140.50%* *Actual Call Price will be determined on the Trade Date
Reference Asset Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Closing Price	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Knock-In Event	A Knock-In Event occurs if the Final Price is less than the Knock-In Price.
Knock-In Price	70.00% of the Initial Price
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 GT 2
ISIN	US2515A1GT26
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Asset:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Issue Price:	100% of the Face Amount
Automatic Call:	If the Closing Price of the Fund on any Call Date is greater than or equal to the Initial Price, the securities will be automatically called.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price will be set on the Trade Date and reflects an annualized return of between 10.50% and 13.50%. The Call Date, Call Price and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

	Call Date†	Call Settlement Date††	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
	, 2013 (366 days after the Issue Date)	, 2013	110.50% - 113.50%	$1,105.00 - $1,135.00
	, 2014	, 2014	121.00% - 127.00%	$1,210.00 - $1,270.00
	, 2015 (Final Valuation Date)	, 2015 (Maturity Date)	131.50% - 140.50%	$1,315.00 - $1,405.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If the Final Price is equal to or greater than the Knock-In Price, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
• If the Final Price is less than the Knock-In Price, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Reference Asset Return)
If the securities are not automatically called and a Knock-In Event occurs, you will lose some or all of your initial investment.

Knock-In Event:	A Knock-In Event occurs if the Final Price is less than the Knock-In Price.
Knock-In Price:	70.00% of the Initial Price
Reference Asset Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the Fund on the Trade Date
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	, 2012
Issue Date	, 2012 (three business days after the Trade Date)
Final Valuation Date†:	, 2015
Maturity Date†:	, 2015 (three business days after the Final Valuation Date). The Maturity Date is expected to be approximately three years after the Issue Date.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 GT 2
ISIN:	US2515A1GT26

†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

†† The Call Settlement Date will be the third business day after the corresponding Call Date.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

February 6, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement BG dated March 18, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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All references to “Reference Asset,” “Knock-In Price,” “Reference Asset Return,” “Initial Price,” “Final Price” and “Closing Price” in this term sheet shall be deemed to refer to “Underlying,” “Knock-In Level,” “Underlying Return,” “Initial Fund Level,” “Final Fund Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an Automatic Call on each of the Call Dates. The Call Prices below assume an annualized return of 12.00%. The actual annualized return will be determined on the Trade Date.

Call Date	Call Settlement Date*	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
, 2013	, 2013	112.00%	$1,120.00
, 2014	, 2014	124.00%	$1,240.00
, 2015 (Final Valuation Date)	, 2015 (Maturity Date)	136.00%	$1,360.00

*The Call Settlement Date will be the third business day after the corresponding Call Date

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities have not been automatically called on any of the Call Dates (including the Final Valuation Date), and assumes an Initial Price of $45.00 and a Knock-In Price of $31.50 (70% of the Initial Price). The actual Initial Price and Knock-In Price will be set on the Trade Date.

Final Price	Reference Asset Return	Payment at Maturity	Return on the Securities
$72.00	60%	N/A	N/A
$63.00	40%	N/A	N/A
$54.00	20%	N/A	N/A
$45.00	0%	N/A	N/A
$40.50	-10%	$1,000	0%
$38.25	-15%	$1,000	0%
$36.00	-20%	$1,000	0%
$33.75	-25%	$1,000	0%
$31.50	-30%	$1,000	0%
$27.00	-40%	$600	-40%
$18.00	-60%	$400	-60%
$9.00	-80%	$200	-80%
$0.00	-100%	$0	-100%

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Closing Price of the Fund increases 20.00% from the Initial Price of $45.00 to $54.00 on the first Call Date. Because the Closing Price of the Fund on the first Call Date is greater than or equal to the Initial Price, the securities are automatically called on the first Call Date, and the investor will receive a cash payment of $1,120.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 112.00% = $1,120.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Fund increases 20.00% from the Initial Price of $45.00 to a Final Price of $54.00. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Price is greater than or equal to the Initial Price, the securities are automatically called on the Final Valuation Date, and the investor will receive a cash payment of $1,360.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 136.00% = $1,360.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Fund decreases 25.00% from the Initial Price of $45.00 to a Final Price of $33.75. Because the Final Price is less than the Initial Price, the securities are not automatically called on the Final Valuation Date. Because the Final Price is greater than the Knock-In Price of $31.50 and thus a Knock-In Event does not occur, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Fund decreases 40.00% from the Initial Price of $45.00 to a Final Price of $27.00. Because the Final Price is less than the Initial Price, the securities are not automatically called on the Final Valuation Date. Because the Final Price is less than the Knock-In Price of $31.50, a Knock-In Event occurs, and because the Reference Asset Return is -40.00%, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Closing Price of the Fund will not decrease over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Final Price of the Fund is less than the Initial Price by more than 30.00%. If the securities are automatically called, you will receive a positive return reflecting the Call Price for the applicable Call Date. If the securities are not automatically called and the Reference Asset Return is equal to or greater than -30.00%, you will receive your initial investment at maturity. If the Reference Asset Return is less than -30.00%, you are exposed to any decline in the Closing Price of the Fund and you will lose an amount equal to 1% of the Face Amount of your securities for every 1% that the Final Price of the Fund is less than the Initial Price. You will lose some or all of your investment if the securities are not automatically called and the Final Price of the Fund is less than the Initial Price by more than 30.00%. Because the securities are our senior unsecured obligations, payment of any amount on the securities maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be called if the Closing Price of the Fund is greater than or equal to the Initial Price on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of between 10.50% and 13.50% per annum (to be determined on the Trade Date).

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). The Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The Index is designed to measure equity market performance in the global emerging markets. The Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES —In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund, the Index or in any of the securities held by the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If the Final Price is less than the Knock-In Price, your investment will be fully exposed to the decline in the Final Price as compared to the Initial Price, and you could lose up to 100% of your initial investment.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL PRICE —The appreciation potential of the securities is limited to the pre-specified Call Price on the relevant Call Date, regardless of the performance of the Fund. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights holders of shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you may not receive the payment due on a Call Settlement Date or on the Maturity Date owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE FUND — The return on your securities will probably not reflect the return you would realize if you directly invested in the Fund. You will not participate in any upside performance of the Fund.

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IF THE PRICE OF THE FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Fund. Changes in the market price of the Fund may not result in a comparable change in the value of your securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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CURRENCY EXCHANGE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies of the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the value of your securities and the Payment at Maturity.

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THE SECURITIES MAY BE SUBJECT TO NON-U.S. SECURITIES MARKETS RISKS — The Fund holds stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of stocks issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-

U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Stock prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The stocks held by the Fund include stocks of companies that are located in emerging market countries and stocks that trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value of your securities and the Payment at Maturity.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the stocks held by the Fund or underlying the Index or any of the issuers of the stocks held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the stocks held by the Fund or underlying the Index and the issuers of the stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund over the term of the securities may bear little relation to the historical prices of the Fund and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund or whether the performance of the Fund will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity and Redemption Amount payable upon an Automatic Call described in this term sheet are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Closing Price of the Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to the maturity of the securities;

•	the market price and dividend rate on the stocks held by the Fund;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally and in the markets of the stocks held by the Fund;

•	economic, financial, political and regulatory or judicial events that affect the Fund or stock markets generally;

•	the composition of the investment portfolio of the Fund and any changes thereto;

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the dividend rate on the stocks held by the Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Fund may influence the market price of the shares of the Fund and the market value of options on the shares of the Fund and, therefore, affect the value of the securities);

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Deutsche Bank AG, London Branch is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. If a market disruption event occurs on any of the Call Dates or the Final Valuation Date, the calculation agent can postpone the determination of the Closing Price of the Fund, including the Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily closing price of the Fund from February 2, 2007 through February 2, 2012. The closing price of the Fund on February 2, 2012 was $43.16. We obtained the closing price of the Fund below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Fund on the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.